Exhibit 99.1

News Release

L.B. FOSTER REPORTS FOURTH QUARTER OPERATING RESULTS

PITTSBURGH, PA, March 1, 2016 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported its fourth quarter 2015 operating results, which included diluted earnings per share of $0.32 and cash flow provided by operating activities of $42.5 million. Other noteworthy items in the fourth quarter were:

•	Sales decreased by 13.7% to $139.1 million

•	Adjusted gross profit margin[1] was 21.5% compared to 22.6% in the prior year (21.5% and 19.6% reported)

•	Adjusted EBITDA was $11.2 million compared to $17.4 million in the prior year quarter

•	Cash flow generated by operating activities was $42.5 million compared to $17.0 million in the prior year quarter

•	The Company reduced its outstanding borrowings by $38.7 million in the fourth quarter of 2015

•	The Company sold certain concrete tie manufacturing assets located in Tucson for $2.8 million and recognized a $2.3 million gain ($0.13 per share) on that sale

•	The TEW Engineering acquisition performed in line with our Rail segment operating margins and profitability, however, the IOS (“test and inspection services”) acquisition was dilutive in both operating margins and profitability (approximately $0.25 per diluted share)

Fourth Quarter Results

•	Fourth quarter net sales of $139.1 million decreased by $22.0 million, or 13.7%, compared to the prior year quarter due to a 16.5% decrease in Rail Products and Services (“Rail”) segment sales and a 35.6% decline in Construction segment sales, partially offset by a 145.1% increase in Tubular and Energy Services (“Tubular”) segment sales driven by recent acquisitions.

•	Gross profit margin was 21.5% compared to 19.6% in the prior year quarter, an increase of 190 basis points. The increase was due to a fourth quarter 2014 $4.8 million warranty charge related to concrete railroad ties manufactured in our Grand Island, Nebraska facility which closed in February 2011. Excluding this charge, fourth quarter 2014 gross profit would have been 22.6%. The resulting 110 basis point decline in gross profit margin was due principally to lower Tubular and Rail segment margins, partially offset by improved Construction segment margins.

•	Fourth quarter net income was $3.3 million, or $0.32 per diluted share, compared to $6.0 million, or $0.58 per diluted share, last year. Excluding the previously mentioned gain on the sale of Tucson concrete tie manufacturing assets and the fourth quarter 2014 warranty charge, adjusted EPS would have been $0.19 per share in 2015 compared to $0.85 in 2014.

[1]	See non-GAAP reconciliations below with respect to adjusted and other non-GAAP measures

•	Selling and administrative expense increased by $3.0 million, or 13.8%, due entirely to the costs of businesses acquired after the third quarter of 2014. Excluding acquired company costs, selling and administrative costs were lower by $0.6 million or 2.8% due principally to reductions in incentive compensation expense.

•	Interest expense was $1.2 million in the fourth quarter of 2015 compared to $0.1 million in the prior year quarter, the increase being attributable to borrowings related to the recent acquisitions.

•	Amortization expense increased by $2.1 million or 176.7% due to the acquisitions purchased after the third quarter of 2014.

•	Other income was $4.3 million compared to $0.4 million in the fourth quarter of the prior year. The increase is attributable principally to the gain on sale of the Tucson concrete tie manufacturing assets as well as foreign exchange gains.

•	Fourth quarter bookings were $114.7 million, a 0.3% decrease from the prior year fourth quarter, due to 2.4% and 46.4% declines in Rail and Construction segment orders, respectively, partially offset by a 233.2% increase in Tubular segment orders. The increase in Tubular segment orders was due to orders generated by our recently acquired energy businesses.

•	The Company’s effective income tax rate was 35.2%, compared to 37.5% in the prior year quarter. The Company’s effective income tax rate compares favorably to the prior year quarter principally due to decreased non-deductible expenses and rate reductions in foreign jurisdictions.

•	Cash flow from operating activities for the fourth quarter of 2015 generated $42.5 million compared to $17.0 million in the fourth quarter of 2014. Over $30.0 million of the 2015 cash flow related to working capital improvement, a portion of which represents a proportionate reduction in the Q3 to Q4 sequential sales decline. The remainder was due to improved working capital performance which underperformed in the first half of 2015.

CEO Comments

Robert P. Bauer, L.B. Foster Company’s President and Chief Executive Officer, commented, “Our operating results for the quarter continued to reflect the unfavorable impact the commodity cycle has had on the markets we serve. The weaker revenues and resulting deleveraging masked some outstanding work performed in our various business units. As we navigated through the challenges of weak market conditions coupled with the loss of business from Union Pacific Railroad (“UPRR”), our team did a great job of acting on working capital and manufacturing efficiency programs. We are acting with a sense of urgency as we enter new markets and look for ways to improve our processes to enhance efficiency and continue cost reductions. Improved working capital management produced strong cash flow which we used to pay down more than $38.7 million of debt. In addition, we sold our Tucson concrete tie manufacturing equipment following the decision to close the facility, which resulted in $2.8 million in cash and significant cost savings as we avoided having to dismantle and move the equipment.”

Mr. Bauer continued, “Due to continued weakness in the North American freight rail market and upstream energy markets, our attention will remain on opportunities for business integration and reducing costs. The outlook for steel prices is also indicating little expected recovery in 2016 as well. This will lead to competitive pressure particularly in our rail and piling distribution businesses for another year. Consequently, we will begin 2016 by reducing capital spending plans as we remain focused on free cash flow. On the other hand, I’m very pleased to see that we’re beginning the year with significantly higher backlog in our precision measurement systems and coated pipe services driven by midstream energy customers. We have shipments scheduled through the second quarter with production rates that are near capacity.”

Mr. Bauer concluded by remarking, “As part of the Company’s facility modernization and business efficiency program, we anticipate a second quarter 2016 “go-live” date for the new Enterprise Resource Planning system. Two manufacturing divisions have been thoroughly tested and meet the criteria for transition from our previous ERP system. The Company has dedicated a team of subject matter experts to this program to maximize the benefits of this powerful system. We are looking forward to getting this transition underway and to the benefits it will bring in the future.”

Q4 Business Segment Highlights

($000’s)

Rail Products and Services Segment

Rail sales decreased 16.5% due to lower sales across our rail product lines, with the exception of transit products, as a result of reduced volumes and lower steel prices. Reduced sales to UPRR accounted for more than half of the decline. Reduced sales volumes and lower steel prices in 2015 negatively impacted margins, however, gross profit margin was still buoyed by manufacturing efficiencies and cost reductions.

	2015			2014			Variance
Sales		$76,452			$91,530		(16.5%)
Gross Profit Excluding charges	$ $	17,858 17,858		$ $	18,920 23,686
Gross Profit % Excluding charges		23.4 23.4	% %		20.7 25.9	% %

Construction Products Segment

Construction sales declined 35.6% in the quarter due to a significant reduction in piling product sales, partially offset by increased sales in our concrete products group. Gross profit margins improved due to increased margins for fabricated bridge products and concrete products, partially offset by a decline in margins for piling products.

	2015	2014	Variance
Sales	$38,494	$59,747	(35.6%)
Gross Profit	$7,462	$10,565
Gross Profit %	19.4%	17.7%

Tubular and Energy Services Segment

Tubular sales improved by 145.1% in the quarter due to sales from our acquired energy businesses, partially offset by softer sales of threaded products. Tubular gross profit margins declined due principally to lower margins reported by the acquired businesses.

	2015	2014	Variance
Sales	$24,192	$9,872	145.1%
Gross Profit	$2,864	$1,981
Gross Profit %	11.8%	20.1%

Full Year Results

•	Net sales for 2015 increased by $17.3 million, or 2.9%, due to a 121.8% increase in Tubular segment sales, partially offset by a 12.2% decline in Rail segment sales and a 1.4% decline in Construction segment sales. The Tubular sales increase was due to the recent energy related acquisitions. The Construction segment decrease was driven principally by the Piling Products division, partially offset by increases in the concrete products businesses.

•	Gross profit margin was 21.4%, 140 basis points higher than the prior year period. Included in the full year results are warranty-related charges of $1.1 million and $9.4 million in 2015 and 2014, respectively related to concrete railroad ties. Excluding the charges incurred in both years, gross profit would have been 21.6% in both 2015 and 2014.

•	Selling and administrative expense increased by $12.8 million, or 16.1%, due entirely to costs from businesses recently acquired. Excluding the acquired businesses, selling and administrative expense declined by 1.0% due principally to reductions in incentive compensation expense.

•	Interest expense was $4.4 million in 2015 compared to $0.5 million in the comparable prior year period, the increase being attributable to borrowings related to the recent acquisitions.

•	Amortization expense increased by $7.6 million, or 160.8%, compared to the prior year due to several acquisitions transacted in 2014 and 2015.

•	In the third quarter of 2015, the Company recognized a non-cash goodwill impairment charge of $80.3 million, $69.9 million of which represented the full carrying value of goodwill related to the IOS acquisition and the remaining $10.4 million related to the Chemtec acquisition.

•	Net loss was $44.4 million or $4.33 per diluted share, compared to net income of $25.7 million, or $2.48 per diluted share, last year. Excluding the impairment charge and the gain on the sale of concrete tie manufacturing assets in 2015 as well as the warranty related costs in both 2015 and 2014, net income would have been $18.7 million, or $1.81 per diluted share in 2015 compared to $31.3 million, or $3.02 per diluted share in 2014.

•	Adjusted EBITDA for 2015 was $59.0 million compared to $60.3 million, a decrease of $1.3 million or 2.1%, due to the operations of the Company’s core business, partially offset by contributions from recent acquisitions. Core business results were negatively impacted by lower steel prices and volume related deleveraging.

•	The Company’s effective income tax rate from continuing operations was 12.1%, compared to 34.3% in the prior year period. The Company’s effective income tax rate was significantly impacted by the goodwill impairment charge, which related to both tax deductible and nondeductible goodwill. Excluding the impairment charge, the Company’s effective tax rate for the current year period would have been 34.7%.

•	Cash generated by operating activities in 2015 was $56.2 million compared to $66.7 million of cash provided in the prior year. Capital expenditures were $14.9 million in 2015, compared to $17.1 million in the prior year.

2016 Outlook

We expect global Rail segment sales will be flat to down 5% in 2016. The North American Class One railroads are projecting a 15% reduction in capital spending in 2016 as compared to 2015. The rail business must also overcome approximately $15.0 million in sales to UPRR that will not repeat in 2016.

There is strength forecasted for the European rail business as investment resumes in our primary markets in 2016.

Construction segment sales are anticipated to be flat to up 5% in 2016. Our Construction segment is expecting another good year for concrete buildings and fabricated bridge products. Piling sales lagged in 2015 as a result of declining steel prices. These circumstances are putting pressure on non-sheet piling projects, and we anticipate this environment continuing into 2016.

The Tubular and Energy Services segment primarily participates in midstream and upstream sectors of the energy markets. The volatility in the upstream sector has resulted in most operators announcing deeper capital spending cuts to cope with the lower than expected price of oil. Most industry forecasts project the upstream market, where our test and inspection services acquisition participates, will remain weak in the first half and improve modestly in the second half. Backlog at the beginning of 2016 was up nearly 150% over the prior year in coated pipe services and precision measurement systems which primarily serve the midstream market. As a result, the Tubular and Energy Services segment, excluding the test and inspection services acquisition, are forecast to drive 5% to 15% sales growth. Test and inspection services sales are forecast to experience a 10% decline to a 10% increase, assuming no further erosion in the price of gas and oil.

As a result, the consolidated sales forecast for 2016 is expected to be between $610.0 million to $640.0 million. We anticipate EBITDA to range from $48.0 million to $52.0 million and diluted EPS is expected to be between $1.00 and $1.40. We expect our working capital performance to be on par with 2015 performance, and when combined with capital spending reductions, will lead to another year of solid free cash flow performance. Lastly, we are encouraged by the passage of the Fixing America’s Surface Transportation (“FAST”) Act in December 2015 as it provides more certainty regarding transportation funding, thereby allowing state and local governments to plan major projects. This five year $305 billion legislation should provide increased opportunities within the Rail and Construction segments, however, the opportunities derived from FAST may not present themselves until the second half of 2016 and beyond.

Q1 2016 Forecast

We anticipate the first quarter to be soft as our seasonally weak first quarter will be more effected than the full year by the weak upstream energy market that is negatively impacting our test and inspection services acquisition. Sales for the first quarter are forecast to be approximately $130.0 million. EBITDA is expected to be approximately $7.0 million and EPS is forecast to be a loss of between $0.05 and $0.10.

L.B. Foster Company will conduct a conference call and webcast to discuss its fourth quarter 2015 operating results on Tuesday, March 1, 2016 at 11:00 am ET. The call will be hosted by Mr. Robert Bauer, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page. The conference call can be accessed by dialing 888-713-4214 and providing access code 93383958#.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, an economic slowdown or a continuation of the current economic slowdown in the markets we serve; the risk of doing business in international markets; our ability to effectuate our strategy including evaluating potential opportunities such as strategic acquisitions, joint ventures, and other initiatives, and our ability to effectively integrate new businesses and realize anticipated benefits; costs of and impacts associated with shareholder activism; a decrease in freight or passenger rail traffic; the timeliness and availability of material from our major suppliers; labor disputes; the effective implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes; foreign currency fluctuations; inflation; domestic and foreign government regulations; continued and sustained declines in energy prices; a lack of state or federal funding for new infrastructure projects; increased regulation including conflict minerals; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the previously disclosed product warranty claim of the Union Pacific Railroad (“UPRR”) and an overall resolution of the related contract claims as well as the possible costs associated with the outcome of the lawsuit filed by the UPRR; risks inherent in litigation and those matters set forth in Item 8, Footnote 20, “Commitments and Contingent Liabilities” and in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2014 as updated by any subsequent Form 10-Qs. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise, except as required by securities laws.

Contact:

David Russo	Phone: 412.928.3417	L.B. Foster Company
	Email: Investors@Lbfoster.com	415 Holiday Drive
	Website: www.lbfoster.com	Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Sales of goods	$119,990	$151,746	$537,214	$561,899
Sales of services	19,148	9,403	87,309	45,293

Total sales	139,138	161,149	624,523	607,192
Cost of goods sold	91,708	121,786	420,169	449,964
Cost of services sold	17,558	7,758	70,701	35,637

Total cost of sales	109,266	129,544	490,870	485,601

Gross profit	29,872	31,605	133,653	121,591

Selling and administrative expenses	24,515	21,546	92,648	79,814
Amortization expense	3,295	1,191	12,245	4,695
Impairment of goodwill	—	—	80,337	—
Interest expense	1,212	137	4,378	512
Interest income	(46)	(99)	(206)	(530)
Equity in loss (income) of nonconsolidated investments	101	(459)	413	(1,282)
Other income	(4,340)	(363)	(5,585)	(678)

	24,737	21,953	184,230	82,531

Income (loss) before income taxes	5,135	9,652	(50,577)	39,060
Income tax expense (benefit)	1,807	3,623	(6,132)	13,404

Net income (loss)	$3,328	$6,029	$(44,445)	$25,656

Basic earnings (loss) per common share	$0.33	$0.59	$(4.33)	$2.51

Diluted earnings (loss) per common share	$0.32	$0.58	$(4.33)	$2.48

Dividends paid per common share	$0.04	$0.04	$0.16	$0.13

Average number of common shares outstanding - Basic	10,219	10,240	10,254	10,225

Average number of common shares outstanding - Diluted	10,270	10,341	10,254	10,332

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$33,312	$52,024
Accounts receivable - net	78,487	90,178
Inventories - net	96,396	95,089
Prepaid income tax	1,131	2,790
Other current assets	5,148	4,101

Total current assets	214,474	244,182

Property, plant and equipment - net	126,745	74,802

Other assets:
Goodwill	81,752	82,949
Other intangibles - net	134,927	82,134
Deferred tax assets	226	93
Investments	5,321	5,824
Other assets	3,215	1,733

Total Assets	$566,660	$491,717

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$55,804	$67,166
Deferred revenue	6,934	8,034
Accrued payroll and employee benefits	10,255	13,419
Accrued warranty	8,755	11,500
Current maturities of long-term debt	1,335	676
Other accrued liabilities	8,563	7,899

Total current liabilities	91,646	108,694

Long-term debt	167,419	25,752
Deferred tax liabilities	8,926	7,618
Other long-term liabilities	15,837	13,765

Stockholders’ equity:
Class A Common Stock	111	111
Paid-in capital	46,681	48,115
Retained earnings	276,571	322,672
Treasury stock	(22,591)	(23,118)
Accumulated other comprehensive loss	(17,940)	(11,892)

Total stockholders’ equity	282,832	335,888

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$566,660	$491,717

This earnings release contains certain non-GAAP financial measures. These financial measures include gross profit margins and earnings per share excluding certain non-recurring charges as well as earnings before interest, taxes, depreciation, and amortization (EBITDA) and adjusted EBITDA. The Company believes that these non-GAAP measures are useful to investors in order to provide a better understanding of the ongoing operations of the Company’s business. These supplemental financial measures are useful to management and external users to assess the financial performance of our business without consideration of the non-cash goodwill impairment charge and certain concrete tie warranty related items. The EBITDA and adjusted EBITDA measures are useful in the assessment of the use of our assets without regard to financing methods, capital structure, or historical cost basis. EBITDA is also a financial measurement that is utilized in the determination of certain compensation programs. Note that the warranty charges incurred were associated with concrete ties manufactured at the Company’s Grand Island, NE facility which was closed in 2011.

These non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of the GAAP measures are presented below:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(in thousands except per share information)
	(Unaudited)		(Unaudited)
Net sales, as reported	$139,138	$161,149	$624,523	$607,192
Cost of sales, as reported	109,266	129,544	490,870	485,601

Gross profit, as reported	29,872	31,605	133,653	121,591
Product warranty related charges, before income tax	—	4,766	1,092	9,374

Gross profit, excluding certain charges	$29,872	$36,371	$134,745	$130,965

Gross profit percentage, as reported	21.47%	19.61%	21.40%	20.03%
Gross profit, as adjusted	21.47%	22.57%	21.58%	21.57%

Pre-tax income (loss), as reported	$5,135	$9,652	$(50,577)	$39,060

Impairment of goodwill, before income tax	—	—	80,337	—
Product warranty related charges, before income tax	—	4,408	1,092 (a)	8,672
Gain on Tucson, AZ asset sale	(2,279)	—	(2,279)	—

Pre-tax income, as adjusted	$2,856	$14,060	$28,573	$47,732

Net income (loss), as reported	$3,328	$6,029	$(44,445)	$25,656

Impairment of goodwill, net of income tax	—	—	63,887	—
Product warranty charges, net of income tax	—	2,804	713 (a)	5,594
Gain on Tucson, AZ asset sale, net of income taxes	(1,424)	—	(1,424)	—

Net income, as adjusted	$1,904	$8,833	$18,731	$31,250

Diluted earnings (loss) per share, as reported	$0.32	$0.58	$(4.33)	$2.48

Diluted earnings per share, as adjusted	$0.19	$0.85	$1.81	$3.02

Average number of common shares outstanding - diluted, as reported	10,270	10,341	10,254 (b)	10,332

Average number of common shares outstanding - diluted, excluding certain charges	10,270	10,342	10,329	10,334

(a) - Excludes second quarter costs associated with warranty related legal and incentive adjustments that are now reflected in the forecast and guidance ($102 gross and $67 net)
(b) - Excludes anti-dilutive shares

Adjusted EBITDA Reconciliation
Net income (loss)	$3,328	$6,029	$(44,445)	$25,656
Interest expense (income), net	1,166	38	4,172	(18)
Income tax expense (benefit)	1,807	3,623	(6,132)	13,404
Depreciation	3,836	2,139	14,429	7,882
Amortization	3,295	1,191	12,245	4,695

Total EBITDA	13,432	13,020	(19,731)	51,619

Impairment of goodwill	—	—	80,337	—

EBITDA adjusted for impairment of goodwill	13,432	13,020	60,606	51,619

Pre-tax warranty related adjustments	—	4,408	683 (c)	8,672
Gain on Tucson, AZ asset sale	(2,279)	—	(2,279)	—

Total adjusted EBITDA	$11,153	$17,428	$59,010	$60,291

(c) - Excludes second quarter costs associated with pre-tax warranty related legal and incentive adjustments of $102 that were reflected in current year guidance.